Exhibit 4.57
Reference No. DC – ZW – TD – 07

Lease Agreement No. DC-ZW-TD-07 of Tengda Building

Lessor: Beijing Gaoling Estate Development Co., Ltd.
Lessee: KongZhong China

Lessor is the title owner of the Tengda Plaza; and the Lessor desires to lease to Lessee and the Lessee desires to lease from Lessor. The Contract is hereby entered into by and between the Lessor and Lessee after negotiations in accordance with the Contract Law of the People’s Republic of China to stipulate the rights and obligations of each of the Lessor and Lessee.

Article 1	Rental, Property Management Charge and Deposit

Subsection 1
Lessor agrees to lease room 08 on the 32nd floor of Tengda Plaza, of which the total leased area of the premises (hereinafter the “Premises”) is 139 square meters as confirmed by the parties (the layout of which is set forth in Appendix I hereto, however which is provided merely for the purpose of determining the location of the Premises), which shall be leased to Lessee for the purpose of office use.

Subsection 2	The lease term of the Premises shall be six months, commencing from February 28, 2008 through August 27, 2008.

Subsection 3
The rental of the Premises shall be RMB 3.20 per day per square meter and the property management charge shall be RMB 1.00 per day per square meter, of which the aggregated monthly rental (including property management charges) of the subject matter of the Contract shall be RMB 17,514.00. Under this Contract each month will be computed on a 30-day basis. The rental and property management charges shall be paid on a monthly basis by means of advanced payment, whereby the Lessee shall pay the Lessor the rental and property management charges for the next payment period within 10 days before the commencement of the next payment period (payment period shall be the 28th day of the applicable month through the 27th day of the following month) and such payment shall be deemed as paid with receipt of the Lessor. If the Lessee fails to make any payment above according to the terms of the Contract, the Lessee shall pay Lessor a late payment fee computed at 0.02% of all amount due for each default day.

Subsection 4	If the Contract term is longer than two years, the Lessor reserves the right to adjust the rental and property management charge of the Premises after such two-year period.

Subsection 5
As of the signing of this Contract, the Lessee shall pay Lessor a deposit as guarantee of its faithful performance of the terms of the Contract (hereinafter the “Deposit”), which shall be equal to three months rentals and property management charges, i.e. RMB 52,542.00 (RMB Fifty-Two Thousand Five Hundred and Forty-Two) in aggregate.

Subsection 6
If the Lessor fails to deliver the Premises to Lessee for use two months after the commencement date of the lease due to a default or negligence not attributable to Lessor, the Lessee may terminate the Contract by serving a written notice to Lessor, under which circumstances the Lessor shall refund (without interest) to Lessee all the Deposit, rental and property management charges received by Lessor.

Subsection 7
If the Lessee fails to comply with any of the terms and conditions of the Contract (including delay of payment for rental, property management charges or compensation of losses or any other failure in performing the contractual obligations) and the Lessee’s failure of compliance with the obligations provided in the Contract or any of its supplemental agreements has caused losses to the Lessor, the Lessor has the right to deduct the Deposit to offset such losses suffered by Lessor and any amount payable by Lessee. After the Lessor deducts the Deposit to offset the payment due by Lessee as per the terms of the Contract, and therefore the Deposit retained is less than the amount provided in Subsection 5 of this Article, Lessee shall make up the difference within 3 days after the receipt of the written notice from Lessor. If Lessee fails to do so, the Lessor has the right to take measures, including suspension of telephone services or power supply, up to termination of the Contract, and claim from the Lessee the relevant economic losses which are not compensated for by the Deposit.

Subsection 8
Lessor shall fully refund the Lessee the Deposit (without interest) within 30 days after the Contract is expired, the Premises are handed over back and all the relevant payments in terms of the Premises are settled, provided that the Lessee has fully complied with all the terms and conditions of the Contract.

Subsection 9	Without the consent of the Lessor, the Lessee shall not assign the claim of Deposit to any third party or create a mortgage on the same.

Article 2	Termination of the Contract by the Lessee during the Contract Term

If the Lessee terminates the Contract during the Contract term, it shall serve a written notice to the Lessor, and it shall not have any right to claim the refund of the Deposit.

Article 3	Interior Facility and Reconstruction of the Premises

Subsection 1	The Lessor shall provide the following facilities within the Premises:
1.	central air-conditioning, and ceiling (including intake, automatic smoke sensor, spiracle, and illumination); and

2.	220V power supply, communication cables, and sockets for satellite TV.

Subsection 2
If the Lessee desires to decorate or reconstruct the Premises, it shall provide the Lessor with the shop drawings, plans and the information about the contractor(s) and person(s) hired therefor in advance, and the contractor(s) shall pay the Lessor the decoration work management fee of RMB 30,000.00 (RMB Thirty Thousand); and no construction shall be carried out until the written consent has been obtained from the Lessor and the contractor(s) has paid up the construction deposit and the relevant management fee. Construction deposit will be refunded to the contractor(s) after the construction is completed and the Lessor has inspected and confirmed that the construction has been carried out in accordance with the construction plans and budget approved by the Lessor, and there is no damage to the facilities or devices within the building, etc. Any tax levied on the construction costs hereunder or the interior decoration or facility added by the Lessee shall be borne by the Lessee, regardless of the name and category on the invoice for such tax.

Subsection 3
If the Lessee leases direct telephone lines (use the name of the Lessor to open an account in the telecommunications company) from the Lessor, of which the costs will be paid by the Lessor upfront however, the Lessee shall pay telephone deposit of RMB 5000/line (RMB Five Thousand per line) and line maintenance fee RMB 300/year/line (RMB Three Hundred per year per line) to the Lessor. After the payment of such telephone deposit and line maintenance fee, the Lessee may immediately start the process of choosing telephone numbers, and the Lessor shall be responsible for the installation. The monthly telephone bill of the Lessee shall be paid within 7 days after the receipt of the notice from the Lessor. Deposit will be refunded to the Lessee without interest after the expiry of the Contract. If the Lessee has its own telephone lines (transferred from elsewhere) or applies for an account in the name of the Lessee to the telecommunication company, the Lessee shall pay to the Lessor a lump sum payment of line occupation fee of RMB 200/ line (RMB Two Hundred per line) and account transfer fee of RMB 5/ line (RMB Five per line) and the annual line maintenance fee of RMB 100/line (RMB One Hundred per line); and the Lessor shall provide assistance in the installation of the telephone lines.

Article 4	Renewal of the Lease

After the expiry of the lease, the Lessee has the priority right to renew the Contract under the same terms and condition, of which the terms and conditions shall be subject to a mutual agreement (as of the renewal, the price adjustment shall be determined by taking into account the increase/decrease of the Beijing municipal realty industrial indices and the overall rental rate of this building), provided that the Lessee shall issue a written notice to the Lessor three months prior to the expiry of the Contract. If the Lessee doesn’t issue any notice during the above period, the Lessor may deem that the Lessee chooses not to renew the lease after the expiry of the Contract, and therefore the Lessee shall be evacuated from the Premises on the termination date provided herein.

Article 5	Return of the Premises

Subsection 1
The Lessee shall return the Premises on the date notified by the Lessor after the expiry of the Contract. If the Premises are not returned on schedule due to a reason attributable to the Lessee and the Premises have been leased by a new lessee, the Lessor shall have the right to request the Lessee to evacuate from the Premises within 3 days and withhold the Deposit paid by the Lessee, either partially or entirely. If the Deposit is not sufficient to compensate for the losses suffered by the Lessor therefrom, the Lessor shall have the right to claim such deficiency from the Lessee. In case the Premises have not yet been leased by a new lessee, the Lessor shall regard the Lessee has renewed the lease, under which circumstances the Lessee shall complete the formalities for renewal. If the Lessee fails to complete such formalities for renewal, the Lessor has the right to request the Lessee to be evacuated from the Premises immediately and withhold the Deposit paid by the Lessee, either partially or entirely.

Subsection 2
When the Lessee returns the Premises upon the expiry of the Contract, the Premises leased shall be of a good condition (except for natural wear and tear). If the Lessor discovers any damage to the Premises or facilities due to a reason attributable to the Lessee, the Lessor has the right to withhold the Deposit to offset the relevant losses. If the Deposit is not sufficient to compensate for such losses suffered by the Lessor, the Lessee shall make up the deficiency to the Lessor within 3 days after the receipt of the written notice issued by the Lessor.

Subsection 3
In terms of any annexure to the Premises by the Lessee (with the permit of the Lessor), it is not necessary that the Lessor will request the Lessee to restore the Premises to the original status after the expiry of the lease. If the Lessee doesn’t restore the Premises to the original status, the Lessor is not obligated to compensate the Lessee in terms of the costs of such annexure.

Article 6	Obligations of the Lessee

The Lessee agrees to comply with the following terms and conditions:

Subsection 1	The Lessee shall strictly comply with the rules and regulations established by the Lessor or any of its agents.

Subsection 2
The Lessee shall not carry out or allow any person to deliberately carry out any activity that invalidates or may invalidate the policy of the Premises or the building or may result in the increase of the premium. Otherwise, if the Lessor has to purchase a separate insurance policy as a result of Lessee’s violation of this article, the Lessee shall bear the relevant incremental premium and other relevant costs, which shall be paid by the Lessee in a timely manner within the time period provided by the Lessor after the occurrence of a relevant event.

Subsection 3	The Lessee shall not:
1.	use the Premises to carry out any illegal activity;
2.	transfer the rights of the lessee under the Contract to a third party or create a mortgage on the same;
3.	sublease the Premises to a third party or allow a third party to use the Premises, either partially or entirely;
4.
jointly use the Premises with a third party (excluding an affiliate of the Lessee, whereby an affiliate refers to the parent company, subsidiary or branch of the Lessee or a company which has the common shareholder(s) and same legal representative as those of the Lessee), or use the Premises in any name other than the name of the Lessee, without the written consent from the Lessor; or

5.	transfer the title or proprietary right of or mortgage to a third party any interior decoration, facilities or articles owned by the Lessor within the Premises.

Subsection 4
The Lessee shall be responsible for the security within the Premises during the lease term and shall be responsible for any loss or damage of any property within the Premises. If there is a fire, the Lessee shall be liable for compensations to the extent where the Lessee is held liable, as the case may be.

Article 7	Obligations of the Lessor

The Lessor agrees to comply with the following terms and conditions:

Subsection 1
The Lessor shall ensure the good condition of the public facilities of the building (including illumination, air-conditioning, automatic smoke sensors and spiracles, restrooms and elevators, etc.), and shall assign personnel for maintenance immediately after the receipt of notice from the Lessee in case of any malfunction.

Subsection 2	The Lessor shall implement a strict 24 hours security policy.

Subsection 3
If the Lessee is unable to reasonably use the Premises due to a quality issue of the same, the Lessor shall be liable for the relevant losses suffered by the Lessee (except for the losses caused by an event under Article 9 of the Contract or the quality problem as a result of the decoration carried out by the Lessee).

Article 8	Compensation and Liability of Breach

Subsection 1
The Lessee shall be held liable for any losses suffered by the Lessor due to any willful misconduct or negligence of the Lessee, or any of the agents or contractors of the Lessee when carrying out their obligations as an agent or contractor. Vice versa, the Lessor shall be held liable for any losses suffered by the Lessee due to any willful misconduct or negligence of the Lessor, or any of the agents or contractors of the Lessor when carrying out their obligations as an agent or contractor.

Subsection 2
If the Lessee fails to comply with any term of the Contract or any of the appendices or supplemental agreements hereto and doesn’t correct the same within 7 days after the Lessee is notified by the Lessor in writing, the Contract shall be terminated automatically 14 days after a written notice of the Lessor. After the automatic termination of the Contract, the Lessee shall evacuate from and return the Premises to the Lessor 5 days after the written notification of the Lessor, and the Lessor shall have the right to request the Lessee to pay liquidated damages equivalent to 3 months rental and 3 months property management charges, of which the losses and costs incurred therefrom shall be borne by the Lessee. If the Deposit paid by the Lessee is equal to the amount of the above liquidated damages, the Lessor may withhold the Deposit to offset the same; however, if the Deposit is less than the amount of the liquidated damages, after the Lessor offsets the liquidated damages with the Deposit, the Lessee shall make up the deficiency to the Lessor. The above remedy under this subsection shall not be exclusive, and the Lessor shall have the right to take any other measures in respect of a breach of the Lessee.

Article 9	Exemption of Liability

The Lessor shall not be held liable for any of the following:

1.	one time suspension of use of any public facilities as a result of necessary maintenance for the building or any reason not attributable to the Lessor;
2.	any loss of the Lessee as a result of a natural disaster, such as earthquake, fire or flood, or any other force majeure event; or
3.
any loss of the Lessee due to a reason attributable to any other lessee or a third party (however, the Lessor shall have the obligation to provide assistance to the Lessee in claiming losses from the liable party).

Article 10	Waiver

Any waiver by the Lessor of a right under any terms or conditions hereunder shall not be effective unless made in writing and signed by the Lessor. Any payment of rental or other charges by the Lessee less than the amount provided herein, or any consent from the Lessor on less payment of the Lessee shall not impair the right of the Lessor to claim from the Lessee for any payment due or the right of the Lessor to take any other actions according to the Contract or law.

Article 11	Notice

Any notice issued under the Contract shall be made in writing. Any invoices, receipts or other notices from the Lessor to the Lessee shall be addressed to the Lessee and deemed as served if delivered to the leased rooms, or addressed to the address of the Lessee in Beijing by registered mail or courier. Any notice from the Lessee to the Lessor shall be addressed to the following address of the Lessor and deemed as served upon signing on receipt: Beijing Gaoling Estate Development Co., Ltd., 168 XiZhiMen Wai Avenue, Haidian District, Beijing, PRC.

Article 12	Dispute

This Contract is governed by and construed in accordance with the laws of the People’s Republic of China. If a dispute cannot be resolved by the Lessor and the Lessee through consultations, either party may bring a lawsuit to a people’s court.

Article 13	Business License and Language

Prior to the signing of the Contract, the Lessee shall produce the business license issued by the government of the People’s Republic of China and the power of attorney on the authorized signatory of the Lessee. The photocopy of the business license and the original of the power of attorney shall be attached to the Contract as an appendix. The appendices hereto shall take effect at the same time when the Contract becomes effective, and shall constitute an integral part of the Contract and have equal legal effect as the Contract.

The Contract and the appendices hereto shall be made in either Chinese language version or English language version, which shall have equal legal effect. The Contract shall be made in two original copies, of which each of the Lessor and the Lessee shall keep one.

Article 14	Supplemental Agreement

The parties may enter into supplemental agreement in terms of any matter not covered hereunder, after separate negotiations, which shall be attached to the Contract, become an integral part of the Contract and have the same legal effect as the Contract.

The Contract shall take effect on the date of signing and sealing and the full payment of Deposit.

Appendix I: Layout of the Premises
Appendix II: Client Manual
Appendix III: Supplemental Agreement(s)

Lessor: Beijing Gaoling Estate Development Co., Ltd.	Lessee: KongZhong China

Address: 168 XiZhiMen Wai Avenue, Haidian District, Beijing	Address:

Post Code: 100044	Post Code:

Legal Representative or Authorized Representative: (signature)	Legal Representative or Authorized Representative: (seal)

Telephone: 8838.3388	Telephone:
Bank:	Bank:
Account No.:	Account No.:

Dated: February 28, 2008	Dated: February 28, 2008